Exhibit 10.1

December 19, 2025

Matthew E. Ros

RE:	Separation from Employment

Dear Matthew:

As we have discussed, your employment with Verastem, Inc. (the “Company”) will terminate, effective as of December 19, 2025 (the “Separation Date”). Please consider this letter as written notice under Paragraph 10 of your Employment Agreement, dated January 14, 2025 (the “Employment Agreement”), that the Employment Agreement will terminate as of the Separation Date. The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1.             Final Salary. You acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid.

2.             Severance Benefits. In consideration of your acceptance (without subsequent revocation) of this Agreement and subject to your meeting in full your obligations under it, and compliance with your Continuing Obligations (as defined below) and in full consideration of any rights you may have under the Employment Agreement, dated as of January 14, 2025:

(a)               The Company will pay you your base salary, at your final base rate of pay of $485,000.00 (the “Severance Payments”), in roughly equal installments, for a period of nine (9) months, totaling $363,750.00 following the Separation Date. Severance Payments will be made in the form of salary continuation and will begin on the Payment Commencement Date (as defined in the Employment Agreement). The first payment will be retroactive to the day following the Separation Date.

(b)               If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept (without subsequently revoking) this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay you a monthly amount equal to the full premium cost of your COBRA participation (the “Monthly Premium Payment”), until the earlier of (i) nine (9) months following the Separation Date or (ii) the date you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer. Monthly Premiums Payments will begin on the Payment Commencement Date. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit. You agree to provide the Company with prompt notice of your eligibility to participate in the health (and, if applicable, dental) plan of any employer. You further agree to repay any overpayment of the Monthly Premium Payments made by the Company hereunder.

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

(c)               The Company will pay you an annual bonus in respect of 2025, pro-rated for the portion of the year during which you were employed by the Company prior to the Separation Date, with the actual amount of any bonus determined by actual performance totaling $196,425.00 (the “Pro-Rated Bonus”). The Pro-Rated Bonus will be paid by the Company as a lump sum on the Payment Commencement Date.

3.            Acknowledgement of Full Payment and Withholding; Unemployment.

(a)               You acknowledge and agree that, except as provided under Section 4 of this Agreement, the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(b)               All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

(c)                The Company agrees that it shall not contest any application you make for unemployment benefits.

4.             Status of Employee Benefits, Expenses and Equity Awards.

(a)               Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under COBRA, your participation in all employee benefit plans of the Company will end as of the Separation Date (or, as applicable, as of the end of the month in which the Separation Date occurred), in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

(b)               Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)               Your rights and obligations with respect to any stock options granted to you by the Company that are vested as of the Separation Date shall be governed by the applicable equity plan and the award agreements applicable to those options. All stock options and other equity awards that are unvested as of the Separation Date will terminate and be forfeited for no consideration as of the Separation Date, in accordance with their terms.

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

5.            Continuing Obligations and Non-Disparagement.

(a)               You acknowledge that you continue to be bound by your obligations under any employment or other agreement concerning confidentiality and/or assignment of rights to intellectual property by and between you and the Company or any of its Affiliates, including but not limited to the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, which you signed on January 14, 2025 (the “Restrictive Covenant Agreement”), that survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”). Notwithstanding anything else to the contrary and for purposes of clarity, the Company agrees that you are not bound by any post-employment noncompetition obligation, including Section 4.1 of the Restrictive Covenant Agreement, and affirms that a noncompetition obligation is not part of your Continuing Obligations.

(b)               Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c)               Subject to Section 8(b) of this Agreement, you agree that you will never disparage the Company or its Affiliates (as defined below), or any of their business, management or products or services in a manner that could reasonably cause financial harm to the Company or its Affiliates and that you will not otherwise do or say anything that could reasonably cause disruption to the good morale of employees of the Company or any of its Affiliates or reasonably cause financial harm to the interests or reputation of the Company or any of its Affiliates. The Company agrees to instruct its executive officers, board members, and other employees with any other knowledge of the circumstances concerning the end of your employment with the Company and/or the negotiation of this Agreement as of the Separation Date that they are not to make any statements (written or oral, including through the use of social media) that are professionally or personally disparaging about, or adverse to, your interests. Notwithstanding the foregoing, nothing herein shall prevent you or the Company’s authorized corporate representatives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements. You agree that you will direct any inquiries by potential future employers to the Company’s Human Resources department, which shall provide only your last position and dates of employment.

(d)               For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

6.            Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

7.            Employee Cooperation. You agree to reasonably cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

8.            General Release of Claims.

(a)               In exchange for the continued employment and the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or the Employment Agreement or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Massachusetts Wage Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all such causes of action, rights and claims.

(b)               Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission, the National Labor Relations Board or a comparable state or local agency; provided however, that you hereby waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf; provided, further, that you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Nothing in this Agreement or in the Continuing Obligations limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

(c)               This Agreement, including the general release of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 5(b); and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. You acknowledge and agree that you may not sign this Agreement prior to the Separation Date.

9.            Miscellaneous.

(a)               This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, and your rights and obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b)               If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide payments or benefits to you pursuant to Section 2 of this Agreement if all or part of the general release in Section 8 of this Agreement or the Release is held to be invalid or unenforceable.

(c)               This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

(d)               The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.

(e)               This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Company or the termination of the same.

(f)                This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

***

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the twenty-one (21)-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
VERASTEM, INC.

By:	/s/ Daniel W. Paterson
Daniel Paterson
Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Matthew E. Ros
Matthew E. Ros

Date:	December 19, 2025

117 Kendrick Street | Suite 500 | Needham, MA | 02494 | P: (781) 292-4200 | F: (617) 812-0059 | www.verastem.com